Exhibit 10.1

ARTICLES OF AMENDMENT TO THE

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PHOTOWORKS, INC.

Pursuant to the Washington Business Corporation Act, Chapter 23B.10, the undersigned officer of PhotoWorks, Inc., a Washington corporation (hereinafter called the “Corporation”), does hereby submit for filing these Articles of Amendment:

FIRST: The name of the Corporation is PhotoWorks, Inc.

SECOND: This amendment to the Third Amended and Restated Articles of Incorporation, as amended to date (the “Restated Articles”), was adopted by the Board of Directors of the Corporation on February 1, 2005 and March 11, 2005 and approved by the shareholders of the Corporation on June 28, 2005, each in accordance with the provisions of RCW Chapters 23B.10.030 and 23B.10.040.

THIRD: Article IV(1) of the Restated Articles is amended to read in its entirety as follows:

“(1)       Authorized Capital. The total number of shares which the corporation is authorized to issue is one hundred three million two hundred fifty thousand (103,250,000) shares, consisting of one hundred one million two hundred fifty thousand (101,250,000) shares of common stock, par value $.01, and two million (2,000,000) shares of preferred stock, par value $.01. Shares shall be issued at such prices as shall be determined by the Board of Directors. The common stock is subject to the rights and preferences of the preferred stock as hereinafter set forth.

Effective at the close of business on July 18, 2005, each five (5) outstanding shares of the Company’s Common Stock will be exchanged and combined, automatically, without further action, into one (1) share of Common Stock (the “Reverse Split”).”

* * *

I certify that I am a duly appointed and incumbent officer of the above named Corporation and I am authorized to execute these Articles of Amendment on behalf of the Corporation.

EXECUTED this 7th day of July, 2005.

PHOTOWORKS, INC.

A Washington Corporation

By:	/s/ Werner Reisacher

Werner Reisacher

Vice President and Chief Financial Officer

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